July 2009

Pricing Sheet dated July 23, 2009 relating to Preliminary Terms No. 151 dated July 16, 2009 to Registration Statement No. 333-156423 Filed pursuant to Rule 433
STRUCTURED INVESTMENTS
Opportunities in Equities

Buffered PLUS Based on a Basket of an Equity Index and Exchange Traded Funds due September 30, 2010
Buffered Performance Leveraged Upside SecuritiesSM
PRICING TERMS – JULY 23, 2009
Issuer:	Morgan Stanley
Maturity date:	September 30, 2010
Original issue price:	$10 per Buffered PLUS
Stated principal amount:	$10 per Buffered PLUS
Pricing date:	July 23, 2009
Original issue date:	July 30, 2009 (5 business days after the pricing date)
Aggregate principal amount:	$4,347,000
Interest:	None
Basket:	Basket component	Bloomberg ticker symbol	Basket component weighting	Initial basket component value	Multiplier
	The PHLX Oil Service SectorSM Index (the “OSX Index”)	OSX	50.00%	173.19	0.288700271
	Shares of the iShares® MSCI Emerging Markets Index Fund (the “EEM Shares”)	EEM	30.00%	35.57	0.843407366
	Shares of the iShares® Dow Jones U.S. Real Estate Index Fund (the “IYR Shares”)	IYR	20.00%	34.30	0.583090379
	We refer to the OSX Index as the underlying index, and the EEM Shares and the IYR Shares, collectively, as the underlying shares.
Payment at maturity (per Buffered PLUS):	▪ If the final basket value is greater than the initial basket value: $10 + the leveraged upside payment, subject to the maximum payment at maturity.
▪ If the final basket value is less than or equal to the initial basket value but has decreased by an amount less than or equal to the buffer amount of 10% from the initial basket value: $10

▪    If the final basket value is less than the initial basket value and has decreased by an amount greater than the buffer amount of 10% from the initial basket value:
($10 x the basket performance factor) + $1.00
This amount will be less than the stated principal amount of $10.  However, under no circumstances will the payment at maturity be less than $1.00 per Buffered PLUS.

Leveraged upside payment:	$10 x leverage factor x basket percent increase
Leverage factor:	200%
Basket percent increase:	(final basket value – initial basket value) / initial basket value
Basket performance factor:	final basket value / initial basket value
Buffer amount:	10%
Maximum payment at maturity:	$11.60 per Buffered PLUS (116% of the stated principal amount)
Minimum payment at maturity:	$1.00 per Buffered PLUS (10% of the stated principal amount)
Initial basket value:
100, which is equal to the sum of the products of the initial basket component values of each of the basket components, as set forth under “Basket – Initial basket component value” above, and the applicable multiplier for each of the basket components.

Final basket value:	The basket closing value on the valuation date.
Valuation date:	September 27, 2010, subject to adjustment for non-index business days or non-trading days, as applicable, and certain market disruption events.
Basket closing value:
The basket closing value on any date is the sum of the products of the basket component closing values of each of the basket components and the applicable multiplier for each of the basket components on such date.

Basket component closing value:
In the case of the underlying index, the index closing value as published under Bloomberg ticker symbol “OSX”, or any successor symbol.  In the case of each of the underlying shares, the closing price of one such underlying share times the relevant adjustment factor for such underlying share.

Multiplier:
The multiplier was set on the pricing date based on each basket component’s respective initial basket component value so that each basket component will represent its applicable basket component weighting in the predetermined initial basket value.  Each multiplier will remain constant for the term of the Buffered PLUS.  See “Basket – Multiplier” above.

Adjustment factor:	For each of the underlying shares, 1.0, subject to adjustment for certain events affecting such underlying shares.
Listing:	The Buffered PLUS will not be listed on any securities exchange.
CUSIP:	617484274
ISIN:	US6174842749
Agent:	Morgan Stanley & Co. Incorporated
Commissions and Issue Price:	Price to Public	Agent’s Commissions(1)	Proceeds to Company
Per Buffered PLUS	$10	$0.20	$9.80
Total	$4,347,000	$86,940	$4,260,060
(1)    For additional information, see “Plan of Distribution” in the accompanying prospectus supplement for PLUS.
The “PHLX Oil Service SectorSM Index” and “OSXSM” are service marks of The NASDAQ OMX Group, Inc. and have been licensed for use by Morgan Stanley.  The Buffered PLUS are not sponsored, endorsed, sold or promoted by The NASDAQ OMX Group, Inc. and The NASDAQ OMX Group, Inc. makes no representation regarding the advisability of investing in the Buffered PLUS.

You should read this document together with the preliminary terms describing the offering and the related prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below.

Preliminary Terms No. 151 dated July 16, 2009
Prospectus Supplement for PLUS dated December 23, 2008
Prospectus dated December 23, 2008

THE BUFFERED PLUS ARE NOT BANK DEPOSITS AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY, NOR ARE THEY OBLIGATIONS OF, OR GUARANTEED BY, A BANK.  FURTHERMORE, THE BUFFERED PLUS WILL NOT BE GUARANTEED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION UNDER THE FDIC’S TEMPORARY LIQUIDITY GUARANTEE PROGRAM.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.